                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------

                      ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a6(i)(1), 14a-6(i)(2) or Item
     22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                  [LETTERHEAD]

August 17, 1998

To our Shareholders:

    Although Arrhythmia Research Technology, Inc. (the "Company") continues to dedicate itself to delivering state-of-the-art solutions for diagnosing heart disease, the financial results for 1997 were disappointing.

    Sales of the Company's signal averaging products, which enable the physician to detect and treat electrical malfunctions of the heart, decreased significantly in 1997, reflecting the effects of the transitional stage of product development. Sales of the Company's hemodynamic products were also less than anticipated due to intense competition and rapid technological advancement. The 1200 EPX-TM- and LP-Pac Q-TM- systems and PREDICTOR-Registered Trademark-product line have defined the industry and clinical standards for high-resolution electrocardiography and with the software upgrades to a Windows format, we are hopeful of a sales turn-around. Modification of the cath lab software to a Windows NT platform should also enhance salability.

    The 1997 financial results were affected by the fact that the Company ceased to report the gross sales and related costs of sales of the electrophysiology lab. Total revenue decreased by $12,900,000, or 52%, for 1997 due mainly to such reporting change. During 1997 and 1998, however, the Company will receive a 4% commission on net sales of all CadioLabs sold, up to $10,000,000 and a lesser commission rate thereafter.

    The Company's subsidiary, Micron Products Inc., continues its commitment to quality in the manufacture of ECG silver/silver chloride plated electrode sensor components. With the dominant share of the products worldwide, Micron continued to grow and to contribute significantly to earnings in 1997.

    During 1997, Micron acquired from Newmark, Inc. the rights to a medical stud and eyelet application machine. The electrode assembly machine will provide Micron with a complimentary product, which it can lease to existing sensor and snap customers.

    The Company will seek other profitable opportunities and hopes to add new products in 1998 and 1999.

    We will again call upon the dedication of the Company's employees, management team and the board of directors to revitalize the Company and establish new goals for 1998 and 1999.

                                          Anthony A. Cetrone

                                          [SIGNATURE]
                                          --------------------------------------

                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                      ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, SEPTEMBER 29, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Arrhythmia Research Technology, Inc., a Delaware corporation (the "Company"), will be held at the Four Points Hotel, 99 Erdman Way, Leominster, Massachusetts 01453, on Tuesday, September 29, 1998 at 9:30 a.m., local time, for the following purposes:

    1. To elect two directors, each for a term of three years to expire at the 2001 Annual Meeting; and

    2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

    The close of business on August 28, 1998, has been fixed by the Board of Directors of the Company as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may insure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the office of the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                          By Order of the Board of Directors

                                          Nancy C. Arnold
                                          SECRETARY

August 28, 1998

                      ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

                        5910 COURTYARD DRIVE, SUITE 300
                              AUSTIN, TEXAS 78731

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 29, 1998

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited by the Board of Directors on behalf of Arrhythmia Research Technology, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on September 29, 1998, at 9:30 a.m. at the Four Points Hotel, 99 Erdman Way, Leominster, Massachusetts 01453, or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. When such Proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon, or if no direction is indicated, they will be voted in favor of the proposals set forth in the accompanying Notice of Annual Meeting. Abstentions are counted as shares present in the determination of whether the shares represented at the meeting constitute a quorum, and are counted as votes against proposals to be acted on by the Stockholders. Broker non-votes, however, will not be considered as present at the meeting in determining the presence of a quorum and are not counted for or against proposals to be acted on by the Stockholders. An automated system administered by Continental Stock Transfer & Trust Company, the Company's transfer agent, is used to tabulate the votes.

    This Proxy Statement and the enclosed Proxy are being sent to Stockholders beginning on August 28, 1998. The Company will also supply brokers or other persons holding stock in their names or in the names of their nominees with such number of Proxies and proxy materials as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses incurred in connection therewith. In addition to solicitation by mail, certain Directors, officers, and regular employees of the Company may solicit proxies by facsimile transmission, telephone, and personal interview.

    The cost of the solicitation of proxies for the 1998 Annual Meeting will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers that now accompany or may hereafter supplement it. The costs of the solicitation, preparation, and mailing of Proxies are expected to be less than $10,000.

RIGHT TO REVOKE PROXY

    Any Stockholder giving the Proxy enclosed with this Proxy Statement has the power to revoke such Proxy at any time prior to the exercise thereof by filing with the Company a written revocation thereof at or prior to the 1998 Annual Meeting, by executing a Proxy bearing a later date, or by attending the Annual Meeting and voting in person the shares of stock such Stockholder is entitled to vote. Unless the persons named in the Proxy are prevented by circumstances beyond their control from acting, the Proxy will be voted at the 1998 Annual Meeting and at any adjournment thereof in the manner specified therein, but unless otherwise indicated, such Proxy will be voted:

(1) FOR the election of the two nominees listed under "Election of Directors" as Directors of the Company; and

(2) At the discretion of the Proxy holders, on any other matter that may properly come before the 1998 Annual Meeting or any adjournment thereof.

VOTING SECURITIES

    At the close of business on August 28, 1998, which is the record date for the determination of Stockholders of the Company entitled to receive notice of and vote at the 1998 Annual Meeting or any adjournment thereof, the Company had outstanding 3,563,101 shares of Common Stock, $.01 par value per share (the "Common Stock"), exclusive of 116,115 treasury shares which will not be considered present or entitled to vote. Each share of Common Stock is entitled to one vote.

    The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the 1998 Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

    The Company's By-Laws provide that the number of Directors, as determined from time to time by the Board of Directors, shall not be less than one nor more than nine. The Board of Directors has fixed the number at five. The By-Laws further provide that Directors shall be divided into three classes (Class I, Class II, and Class III) serving staggered three-year terms, with each to be as nearly equal as possible.

    The Board of Directors has nominated Julius Tabin and E. P. Marinos for election as Class II Directors for a three-year term expiring at the 2001 annual meeting and until their successors are duly elected and qualified. Mr. Marinos and Dr. Tabin are presently Directors of the Company whose terms expire at the Annual Meeting.

    The Board of Directors has inquired of each nominee and has ascertained that each will serve, if elected. In the event that any of these nominees should become unavailable for election (which is unexpected), the Board of Directors may designate substitute nominees, in which event the shares represented by the Proxy will be voted for such substitute nominees unless an instruction to the contrary is indicated on the Proxy. In lieu thereof, the Board of Directors may reduce the number of Directors in accordance with the By-Laws of the Company.

    The affirmative vote of the holders of a majority of the shares of Common Stock present (whether in person or by proxy) and entitled to vote is required for the election of Dr.Tabin and Mr. Marinos. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DR. TABIN AND MR. MARINOS AS CLASS II DIRECTORS OF THE COMPANY.

INFORMATION ABOUT NOMINEES AND DIRECTORS

    Biographical information for each person nominated and for each person whose term of office as a Director will continue after the 1998 Annual Meeting is set forth below.

NOMINEES

                                                PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE,                DIRECTOR
NAME AND AGE                                        PAST FIVE YEARS AND DIRECTORSHIPS                       SINCE
---------------------------------  --------------------------------------------------------------------  -----------
CLASS I (TERM EXPIRES 1999)

Anthony A. Cetrone ..............  Mr. Cetrone has been President and Chief Executive Officer of Micron        1992
AGE 69                               Products Inc., a wholly owned subsidiary of the Company, since
                                     June 1990. Mr. Cetrone was President and Chief Executive Officer
                                     of the Company from January 1993 until March 1995. He served as
                                     President of Micron Medical Products Inc., a manufacturer of silver/silver chloride coated sensors, from 1988 until December
                                     1993, when Micron Medical Products Inc. was merged with and into
                                     Micron Products Inc. From October 1991 to December 1993, Mr.
                                     Cetrone served as Chairman of the Board of Micron Medical Products
                                     Inc. From October 1991 to the March 1995, Mr. Cetrone served as
                                     Chairman of the Board of Micron Products Inc. Micron Products Inc.
                                     filed a bankruptcy petition in November 1991.

Russell C. Chambers, M.D. .......  Dr. Chambers served as the Company's Chairman of the Board until            1982
AGE 55                               August 1990. For more than the past five years, Dr. Chambers has been primarily engaged in the management of his personal
                                     investments.

CLASS II (TERM EXPIRES 1998)

E. P. Marinos ...................  Mr. Marinos has been President and Chief Executive Officer of               1994
AGE 56                               Midcoast Interstate Transmission, Inc. since June 1997. From March
                                     1995 until June 1997, he was President and Chief Executive Officer
                                     of the Company. Mr. Marinos was appointed interim Vice President,
                                     Chief Financial Officer and Chief Operating Officer of the Company
                                     in June 1994. He was President and Chief Executive Officer of AMT/
                                     EMP Associates, a consulting company providing services in the areas of strategic planning, mergers and acquisitions, and organizational restructuring from March 1991 until March 1995.

Julius Tabin ....................  Since 1949, Dr. Tabin has been a partner in the law firm of Fitch,          1982
AGE 78                               Even, Tabin & Flannery.

CLASS III (TERM EXPIRES 2000)

Paul F. Walter, M.D. ............  Dr. Walter is an electrophysiologist and Professor of Medicine at           1982
AGE 59                               Emory University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The business of the Company is managed by or under the direction of the Board of Directors. The Board has established several committees whose principal functions are briefly described below. During the fiscal year ended December 31, 1997, the Board of Directors held eight meetings. Various committees of the Board met a total of ten times. Average attendance by incumbent directors at Board and committee meetings was 99% and all of them attended 88% or more of the meetings of the Board and the committees on which they served.

    AUDIT COMMITTEE. The Audit Committee is composed of one non-employee Director, E. P. Marinos. Among its functions, it reviews the scope and effectiveness of audits of the Company by the independent public accountants; selects and recommends to the Board of Directors the employment of independent public accountants for the Company; reviews the audit plan of the independent public accountants; reviews and approves the fees charged by the independent public accountants; reviews the Company's annual financial statements before their release; reviews the adequacy of the Company's system of internal controls and recommendations of the independent public accountants with respect thereto; reviews and acts on comments and suggestions by the independent public accountants and by the internal auditors with respect to their audit activities; and monitors compliance by employees of the Company with the Company's standards of business conduct policies. The committee met one time in the 1997 fiscal year.

    COMPENSATION COMMITTEE. The one member of the Compensation Committee, Russell C. Chambers, is a non-employee Director and is ineligible to participate in any of the plans or programs which are administered by the committee. The principal functions of the Compensation Committee are to evaluate the performance of the Company's senior executives, to consider the design and competitiveness of the Company's compensation plans, to review and approve senior executive compensation and to administer the Company's Employee Incentive Stock Option Plan. The committee met one time during the 1997 fiscal year.

    EXECUTIVE COMMITTEE.  The Executive Committee is composed of two members:
Anthony A. Cetrone and E. P. Marinos. The principal functions of the Executive Committee are reviewing and evaluating significant business and policy decisions and making recommendations to the full Board of Directors. The Executive Committee met eight times in fiscal year 1997.

    The Board has no standing Nominating Committee.

DIRECTORS' COMPENSATION

    Each non-employee Director receives cash compensation of $1,000 per quarter. Additionally, each non-employee Director receives $500 cash for each meeting at which such Director is present in person and $250 for each meeting at which such Director is present by telephone. Employee directors do not receive cash compensation. In October 1994, the Stockholders approved the grant of options to purchase 18,000 shares of the Company's Common Stock to each non-employee Director. Such options became exercisable upon approval and were granted for a term of ten years. The purchase price of each share of Common Stock covered by an option is equal to the fair market value of a share of Common Stock on the date the option was granted. In the event the fair market value of the Common Stock reaches $6.00 per share, then the option price for one share shall be the fair market value of the Common Stock on the date the option is granted, less the difference between the average closing price of the Common Stock for the 20 trading days immediately preceding the date on which the Director gives notice of his intention to exercise an option and $6.00 per share. Notwithstanding the foregoing, the exercise price may never be less than $1 per share nor greater than the fair market value on the date of grant.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth all persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding Common Stock of the Company as of August 1, 1998:

                                                                            BENEFICIAL OWNERSHIP
                                                                           ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                        NUMBER      PERCENT
-------------------------------------------------------------------------  ---------  -----------
R.C. Chambers Irrevocable Trust (1) .....................................   222,350-        5.68
  1807 Lake Street
  Lake Charles, Louisiana 70601

------------------------

1. The beneficiaries of the trust are Dr. Chambers' son and the estate of Dr. Chambers' wife. Both Dr. Chambers' son and the estate of his wife have a 50% interest in the assets of the trust. Dr. Chambers disclaims any beneficial ownership of the Common Stock held by the trust.

    The following table sets forth beneficial ownership of Common Stock as of a recent date for each director of the Company, each executive officer named in the Summary Compensation Table under "EXECUTIVE COMPENSATION" herein and all directors and executive officers as a group. Unless otherwise stated and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares shown.

                                                                            BENEFICIAL OWNERSHIP
                                                                                    (1)
                                                                           ----------------------
                                                                                        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                        NUMBER        (2)
-------------------------------------------------------------------------  ---------  -----------
Anthony A. Cetrone (4)(5)................................................   112,567-        3.01
Russell C. Chambers, M.D. (3)(5).........................................   227,750-        6.09
E.P. Marinos(5)..........................................................    44,000-        1.18
Julius Tabin, Ph.D(5)....................................................    38,375-        1.03
Paul F. Walter, M.D(5)...................................................    69,375-        1.86
All officers and directors as a group (6 persons) (5)....................   520,542-       13.92

------------------------

1. Unless otherwise noted, each person has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

2. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned has been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

3. Includes 2,500 shares over which Dr. Chambers has voting power pursuant to an agreement, 12,500 shares held as custodian for his son and 2,500 shares held as custodian for a niece.

4. Includes 67,567 shares held by the Micron Employee Stock Ownership Plan over which Mr. Cetrone shares voting power as Trustee.

5. Includes shares which may be acquired upon the exercise of outstanding options within the next sixty days as follows:

Anthony A. Cetrone.........................................     62,500
Russell C. Chambers, M.D...................................     18,000
E. P. Marinos..............................................     42,000
Julius Tabin...............................................     18,000
Paul F. Walter, M.D........................................     18,000
Nancy C. Arnold............................................     17,000
                                                             ---------
  Total....................................................    175,500
                                                             ---------
                                                             ---------

                               EXECUTIVE OFFICERS

    The following list sets forth the names, ages and offices of the executive officers of the Company. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

NAME                                                           POSITION                       AGE
--------------------------------------------  ------------------------------------------      ---
Anthony A. Cetrone..........................  Chairman of the Board and President                 69

Nancy C. Garbade............................  Executive Vice President, Secretary                 51

    MR. CETRONE has been Chairman of the Board since October 1996 and President since July 1998. He is President of Micron Products Inc.

    MS. ARNOLD has been Secretary of the Company since 1988 and General Counsel since 1990.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The aggregate of all plan and non-plan compensation awarded to, earned by, or paid to the Company's Chief Executive Officer, its Chief Financial Officer and Chief Operating Officer (the "Named Executive Officers") for services during the three fiscal years ended December 31, 1997 by the Company and its subsidiaries is shown in the following table:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                 ------------------------
                                                                                  AWARDS       PAYOUTS
                                                                                 ---------  -------------
                                               ANNUAL COMPENSATION                 STOCK      LONG-TERM
                                   --------------------------------------------   OPTIONS     INCENTIVE       ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY      BONUS    OPTIONS(1)     (SH)        PAYOUTS      COMPENSATION
---------------------------------  ---------  ---------  ---------  -----------  ---------  -------------  ---------------
E.P. Marinos, former President
  and Chief Executive Officer....       1997     62,800  $   4,000      --          --        $      --       $      --

Anthony A. Cetrone, President and
  Chief Executive Officer........       1997     98,000  $  13,569      --          --        $      --       $      --

Sidney M. Barbanel, former
  President and Chief Executive
  Officer........................       1997     43,800  $      --      --          --        $      --       $      --

E. P. Marinos, former President
  and Chief Executive Officer....       1996    100,000  $   2,000      --          --        $      --       $      --

Anthony A. Cetrone, President,
  Micron Products Inc............       1996     98,000  $  17,118      --          --        $      --       $      --

E. P. Marinos, former President
  and Chief Executive Officer....       1995     92,300  $      --      --          --        $      --       $      --

Anthony A. Cetrone, President,
  Micron Products Inc............       1995     98,000  $  21,907       5,250   $  29,000    $      --       $      --

------------------------

(1) Mr. Marinos and Mr. Cetrone were granted 60,000 and 20,000 options to purchase shares, respectively, under the Option Plan in October 1995. The shares vest at the rate of 20% per year for five years until fully vested. The exercise price approximated the market price on the date of grant. Mr. Marinos relinquished 36,000 options in June 1997. Mr. Marinos and Mr. Cetrone were granted 20,000 and 9,000 options, respectively, to purchase shares outside the Option Plan at an exercise price of $3.00. Twenty-five percent of the shares vested immediately and the remainder vest at twenty-five percent on each anniversary date, until fully vested. The shares granted outside the Option Plan were approved by the Stockholders. The market price at the date of grant was $3.00. Mr. Marinos relinquished all 20,000 options in June 1997.

OPTION GRANTS TABLE

    There were no option grants/SARS in fiscal year 1996.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTIONS VALUES TABLE

    The realized value of aggregated option exercises during 1997 and the value of unexercised in-the-money options at December 31, 1997 held by the Named Executive Officers are shown in the following table:

               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                   VALUE REALIZED     NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                    (MARKET PRICE        OPTIONS HELD AT          IN-THE-MONEY OPTIONS AT
                                        SHARES       AT EXERCISE        DECEMBER 31, 1997          DECEMBER 31, 1997 (1)
                                      ACQUIRED ON   LESS EXERCISE   --------------------------  ----------------------------
NAME                                   EXERCISE        PRICE)       EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------  -----------  ---------------  -----------  -------------  -------------  -------------
E.P. Marinos........................      --             --             42,000        --        $    --         $   --

Anthony A. Cetrone..................      --        $    --             76,100        17,400    $    --         $   --

------------------------

(1) Calculated on the basis of the closing sale price per share for the Common Stock on the American Stock Exchange of $1 9/16 on December 31, 1997.

                      REPORT OF THE COMPENSATION COMMITTEE

    The following report of the Compensation Committee (the "Committee"), as well as the Performance Graph set forth herein, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission (the "SEC") and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

    The Compensation Committee is responsible for establishing and reviewing the Company's executive compensation policies, advising the full Board of Directors on all compensation matters and administering the Company's stock option plans. The Committee is comprised exclusively of outside Directors (see page 6). All decisions of the Committee relating to compensation of the President and Chief Executive Officer are reviewed and approved by the other non-employee Directors.

COMPENSATION POLICY

    The Company's executive compensation policies are designed to foster the Company's business goals of achieving profitable growth and premium returns to Stockholders. The principal objectives of these policies are as follows: (1) to attract, motivate and retain executives of outstanding ability and character;
(2) to provide rewards that are closely related to the performance of the Company and the individual executive by placing a portion of compensation at risk; and (3) to align the interests of executives and Stockholders through long-term, equity-based incentives and programs to encourage and reward stock ownership. The Committee utilizes the services of an independent executive compensation consultant in developing and evaluating compensation plans in order to achieve the foregoing objectives.

    This report discusses the manner in which base salaries, short-term incentive compensation and long-term, equity-based incentives for the Company's President and Chief Executive Officer and other executive officers were determined for the 1997 fiscal year.

EXECUTIVE COMPENSATION

    The key components of executive compensation are base salary, short-term incentive compensation and long-term, equity-based incentives. Base salary levels are generally targeted to be competitive with the average salaries paid at other companies of similar size and complexity both within and outside the medical device distribution and manufacturing industries. The Committee works with an independent executive compensation consultant to analyze competitive compensation levels at comparable companies.

    BASE SALARY

    Salary level targets are established so that the Company can attract and retain the most qualified employees. The Compensation Committee approves the individual salaries of executive officers. In determining an executive officer's salary, the Compensation Committee considers, but does not assign specific weights to, the following factors: internal factors involving the executive's level of responsibility, experience, individual performance, and equity issues relating to pay for other Company executives, as well as external factors involving competitive positioning, overall corporate performance, and general economic conditions. No specific formula is applied to determine the weight of each factor.

    INCENTIVE COMPENSATION PROGRAM

    The Company maintains an incentive compensation program for substantially all officers and executives designed to reward such individuals for their contributions to corporate and individual objectives. In the past, the programs have provided additional compensation based on performance and profits of those operations for which the various executives have responsibility. During fiscal 1997, $13,569 was paid to Anthony A. Cetrone as a bonus, based on the performance of Micron Products Inc., pursuant to an agreement between Mr. Cetrone and Micron. E. P. Marinos received $4,000 as a bonus in 1997. Such amount was actually earned in 1996, but paid in 1997.

    LONG-TERM INCENTIVE COMPENSATION

    The Company also grants stock options and other equity incentives under the 1987 Employee Stock Option Plan in order to link compensation to the Company's long-term growth and performance and to increases in Stockholder value. Under the 1987 Employee Incentive Stock Option Plan, the Committee may grant stock options to eligible employees of the Company and its subsidiaries. The Committee has broad discretion to establish the terms of such grants. It typically grants awards on an annual basis and may also grant awards to designated employees upon commencement of employment or following a significant change in an employee's responsibility or title. Awards are based on guidelines relating to the employee's position in the Company which are set by the Committee, as well as the employee's current performance and anticipated future contributions. The Committee also considers the amount and terms of stock options previously granted to each of the employees. Each member of the Committee individually evaluates these factors with respect to each executive and then the Committee reaches a consensus on the appropriate award. During fiscal year 1997, the Committee did not recommend the grant of any options to any Executive Officers.

COMPENSATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Mr. Marinos served as President and Chief Executive Officer of the Company until June 1997. In accordance with the terms of his Employment Contract, Mr. Marinos earned base compensation at the rate of $100,000 per annum. He also received a cash bonus in the amount of $4,000, which was actually earned in 1996. The rate of compensation established by Mr. Marinos' employment contract was the same as that of the former Chief Operating Officer. Mr. Marinos resigned as President and Chief Executive in June 1997 and Sidney M. Barbanel was named to succeed him on an interim basis. From June 1997 until September 1997, Mr. Barbanel was compensated at the rate of $50,000 per annum for providing services on a part-time basis. In September 1997, Mr. Barbanel's salary was increased to $100,000 per annum and he began to provide services on a full-time basis. There was no increase in the rate of compensation for the President and Chief Executive Officer in 1997 due to a continued effort to contain costs.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).

    Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Stockholders of the Company. The Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future. The Committee does not currently anticipate that Section 162(m) will limit the deductibility of any compensation paid by the Company to its executive officers during 1995.

    This report on executive compensation is made by and on behalf of the Company's Compensation Committee.

                                          Russell C. Chambers, M.D.

                            STOCK PERFORMANCE GRAPH

    The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for a five-year period (from January, 1992 to December 31, 1997), with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") (which does not include the Company), and the Standard & Poor's Medical Products and Supplies Stock Index (which includes the Company)("S&P Med"). Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested in December 31, 1992 in the Company's Common Stock, S&P 500, and S&P Med.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
         AMONG ARRHYTHMIA RESEARCH TECHNOLOGY, INC., THE S&P 500 INDEX
          AND THE S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                ARRHYTHMIA RESEARCH TECHNOLOGY, INC.         S & P 500        S & P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES)
12/92                                              $100.00      $100.00                                                     $100.00
12/93                                               115.79       110.08                                                       76.26
12/94                                                35.09       111.53                                                       90.43
12/95                                                59.65       153.45                                                      152.84
12/96                                                35.09       188.68                                                      175.42
12/97                                                21.93       251.64                                                      218.70

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    To date, all transactions between the Company and its officers, directors, or their affiliates have been approved or ratified by a majority of the directors who did not have an interest in, and who were not employed by the Company at the time of such transaction. The Company's Board of Directors adopted resolutions providing that any transaction between the Company and its officers, directors or their affiliates must be approved by a majority of the Board of Directors who do not have an interest in and who are not employed by the Company at the time of such transaction. The Company believes that all transactions entered into with affiliates of the Company were on terms no less favorable than could have been obtained from unaffiliated third parties.

    In May 1983, the Company entered into an agreement with Cardiodigital Industries, Inc. ("CDI") pursuant to which the Company granted an exclusive license to CDI to utilize the technology covered by the Simson Patent in connection with the research and development of signal-averaging devices. In consideration of the license, CDI provided $175,000 in financing and granted the Company the option to acquire any technology developed by CDI on an exclusive basis in consideration of either a lump-sum payment of $1,250,000 or a royalty of $150 per cardiac signal-averaging device sold by the Company, up to a maximum of $1,250,000. The Company elected to pay to CDI a royalty of $150 per device sold. Dr. Chambers is the son of the late G. Russell Chambers whose estate is a shareholder in CDI. Julius Tabin, a Director of the Company, is a shareholder of CDI. Royalty fees for the fiscal year ended December 31, 1997 were $7,300.

    Dr. Tabin, a Director of the Company, is a Partner of Fitch, Even, Tabin & Flannery, a law firm that represents the Company with respect to patent and other intellectual property law matters. Fees for legal services rendered by Fitch, Even, Tabin & Flannery were approximately $20,000 in 1997. Fitch, Even, Tabin & Flannery received customary compensation in connection with its services to the Company.

    Dr. Russell C. Chambers, a director and shareholder of the Company, is engaged as a consultant to the Company. For the year ended December 31, 1997, health insurance premiums paid on Dr.Chambers' behalf amounted to approximately $8,900.

                                CERTAIN FILINGS

    Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish the Company with copies of such reports. Based on Company records and other information, the Company believes that its executive officers, Directors, and ten percent Stockholders timely complied with such filing requirements with respect to the fiscal year ended December 31, 1997.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Stockholders are entitled to submit proposals on matters appropriate for Stockholder action consistent with regulations of the Securities and Exchange Commission. Should a Stockholder intend to present a proposal at the 1998 Annual Meeting, it must be received by the Secretary of the Company (5910 Courtyard Drive, Suite 300, Austin, Texas 78731) not later than April 30, 1999 and must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                 OTHER BUSINESS

    The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their judgment on such matters.

    No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

    Copies of the Company's 1997 Annual Report on Form 10-K are being sent to all Stockholders along with this Proxy Statement. Additional copies will be furnished without charge to Stockholders upon written request. All written requests should be directed to Arrhythmia Research Technology, Inc., Secretary, 5910 Courtyard Drive, Suite 300, Austin, Texas 78731.

                      ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR STOCKHOLDERS MEETING ON SEPTEMBER 29, 1988

    The undersigned hereby appoints Douglas Johnson and Kathleen Watt and each or either of them, as true and lawful agents and proxies with full power of substitution in each to represent the undersigned in all matters coming before the 1998 Annual Meeting of Stockholders of Arrhythmia Research Technology, Inc. to be held at the Four Points Hotel, 99 Erdman Way, Leominster, Massachusetts 01453 on Tuesday, September 29, 1998 at 9:30 a.m. local time, and any adjournment thereof, and to vote as follows:

1.  ELECTION OF DIRECTORS:
    Nominees: E. P. Marinos and Julius Tabin.
    / / VOTE FOR all nominees listed above, except withhold from following nominees (if any): _____________________________________________________________

                                         OR

/ / VOTE WITHHELD from all nominees listed above.

2.  OTHER MATTERS

    In their discretion, to vote with respect to any other matters that may come before the Meeting or any adjournment thereof, including matters incident to its conduct.

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AND WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, WITH THE DISCRETIONARY AUTHORITY SET FORTH IN THE ACCOMPANYING PROXY STATEMENT FOR
ITEM 2.

                   PLEASE SIGN AND DATE ON THE REVERSE SIDE.

                             PLEASE SIGN AND DATE:
                                             Dated: ______________________, 1998
                                             ___________________________________
                                                          Signature
                                             ___________________________________
                                                        Printed Name
                                             ___________________________________
                                                          Signature
                                             ___________________________________
                                                        Printed Name

                                             (Joint Owners Should Each Sign,
                                             Attorneys-in-Fact, Executors,
                                             Administrators, Custodians,
                                             Partners, or Corporate Officers
                                             Should Give Their Full Title.)

                    PLEASE DATE, SIGN AND RETURN THIS PROXY
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES